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                                                                       EXHIBIT 5





                                 July 5, 1995



General Re Corporation
695 East Main Street
Stamford, Connecticut  06904

             Re:   Registration Statement on Form S-8 of
                   General Re Corporation Relating to the Issuance of Shares of Common Stock Pursuant to the 1995
                   Long-Term Compensation Plan

Ladies and Gentlemen:

      We have acted as counsel to General Re Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 4,000,000 shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), to be issued pursuant to the provisions of the General Re Corporation 1995 Long-Term Compensation Plan (the "Plan"). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

      In our opinion, the shares of the Common Stock to be issued pursuant to the provisions of the Plan will be, when issued in accordance with the terms of such Plan, validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.

                               Very truly yours,

                               Morgan, Lewis & Bockius